Exhibit 4.1

TMC THE METALS COMPANY INC.

1111 West Hastings Street, 15th Floor
Vancouver, British Columbia V6E 2J3

WAIVER
TO
CLASS B COMMON SHARE PURCHASE WARRANTS

June 17, 2025

Reference is made to those certain Class B Common Share Purchase Warrants (the “Warrants”) issued by TMC the metals company Inc. (the “Company”) pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated as of November 14, 2024, by and among the Company and the purchaser signatories thereto, as amended (the “Purchase Agreement”). Capitalized terms used in the waiver and not defined herein shall have the meaning ascribed to such terms as set forth in the Warrants.

WHEREAS, the Company issued Warrants to purchase an aggregate of 9,950,000 of the Company’s common shares, no par value (the “Common Shares”), at an exercise price equal to $2.00 per share (subject to adjustment), pursuant to the Purchase Agreement, of which Warrants to purchase an aggregate of 8,650,000 Common Shares remain outstanding and not exercised as of the date of this waiver;

WHEREAS, under Section 2(c) of the Warrants, the Warrants may be exercised, in whole or in part, by means of a “cashless exercise” if at the time of exercise thereof there is no effective registration statement or the prospectus contained therein is not available for the issuance of the Common Shares issuable upon exercise thereof; and

WHEREAS, the Company desires to waive the limitation on when the holders of the Warrants (the “Holders”) may exercise the Warrants under Section 2(c) of the Warrants so that the Warrants may be exercised, in whole or in part, by means of a “cashless exercise” at any time after the date of this waiver until the Termination Date whether or not at the time of exercise thereof there is an effective registration statement or the prospectus contained therein is available for the issuance of the Common Shares issuable upon exercise thereof.

NOW THEREFORE, in consideration for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company consents as follows:

1.            The Company hereby waives the limitation on when the Holders may exercise the Warrants under Section 2(c) of the Warrants so that the Warrants may be exercised, in whole or in part, by means of a “cashless exercise” at any time after the date of this waiver until the Termination Date whether or not at the time of exercise thereof there is an effective registration statement or the prospectus contained therein is available for the issuance of the Common Shares issuable upon exercise thereof.

2.            The delivery by a Holder of a duly executed PDF copy of the Notice of Exercise in the form annexed to the Warrants in connection with such Holder’s exercise of a Warrant, in whole or in part, in accordance with Section 2(a) thereof, by means of a “cashless exercise” under to Section 2(c) thereof and pursuant to the waiver granted in Item 1 of this waiver shall deem to be such Holder’s written consent to this waiver pursuant to Section 5(l) of such Warrant.

3.            This waiver shall only apply to the limitations on the ability to exercise the Warrants by means of a “cashless exercise” as set forth in Section 2(c) of the Warrants and set forth in this waiver and except as waived hereby, all of the terms and conditions of the Warrants shall remain in full force and effect.

4.            All questions concerning the construction, validity, enforcement and interpretation of this waiver shall be determined in accordance with the provisions of the Purchase Agreement as if this waiver was part of the Class B Purchase Warrants (as defined in the Purchase Agreement).

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this waiver to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

TMC THE METALS COMPANY INC.

Name: Craig Shesky
Title: Chief Financial Officer

(Signature Page To Waiver To Class B Common Share Purchase Warrants)

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